Exhibit 99.1
Castellum, Inc. Announces First Quarter Financial Results

Vienna, VA.- May 15, 2024 - Castellum, Inc. (the "Company") (NYSE-American: CTM), a cybersecurity, electronic warfare, and software services company focused on the federal government, announces highlights of its operating results for its first quarter ended March 31, 2024.

Revenue for the first quarter of 2024 was $11.3 million, up sequentially from $11.1 million during the fourth quarter of 2023. Gross profit was $4.5 million compared to $4.6 million during the fourth quarter of 2023. Operating (loss), inclusive of all non-cash and non-recurring charges, was $(2.7) million compared to $(1.5) million in the fourth quarter of 2023.

Management uses a Non-GAAP measure, Recurring Cash Operating Profit (Loss) (“RCOP”), as an important measure of the Company’s operating performance. This Non-GAAP measure was approximately $(0.1) million for the first quarter and excludes non-cash charges, such as stock-option and warrants expense of $1.7 million, and depreciation and amortization of $0.6 million, compared to $0.4 million for the fourth quarter of 2023 and $(0.5) million for the first quarter of 2023. Please see detail in the chart below.

Castellum, Inc.’s full financial results for the three months ended March 31, 2024, will be published later today on Form 10-Q at www.sec.gov.

“We made some important financial progress in the first quarter of 2024, especially in strengthening our balance sheet,” said Mark Fuller, President and CEO of Castellum. “With two important financing transactions completed, we dramatically cut our short term debt, while investing in business development and slightly growing revenue. We continue to look forward to converting our large pipeline of opportunities into contract wins, improving our profitability and RCOP, and continuing to improve our balance sheet over the rest of 2024 and into 2025.”

About Castellum, Inc.

Castellum, Inc. is a cybersecurity, electronic warfare, and software engineering services company focused on the federal government - http://castellumus.com.
Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company's expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as "estimate,” "project,” "believe,” "anticipate,” "shooting to,” "intend,” "in a position,” "looking to,” "pursue,” "positioned,” "will,” "likely,” "would," or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company's expectations for revenue growth, RCOP growth, and new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to differ (sometimes materially) from the results expressed or implied in the forward-looking statements, including, among others: the Company's ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company's revenue due to a delay in the U.S. Congress approving a federal budget; and the Company's ability to maintain the listing of its common

Exhibit 99.1
stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or the future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.
Non-GAAP Financial Measures and Key Performance Metrics

This press release contains Non-GAAP Recurring Cash Operating Profit (Loss), which is a Non-GAAP financial measure that is used by management to measure the Company's operating performance. A reconciliation of this measure to the most directly comparable GAAP financial measure is contained herein. To the extent required, statements disclosing this measure's definition, utility, and purpose are also set forth herein.

Definition:
Non-GAAP Recurring Cash Operating Profit (Loss) represents the Company's GAAP operating loss, excluding non-cash charges such as stock-based compensation, depreciation, amortization, and change in the value of contingent earnout, as well as, any non-recurring charges.

Utility and Purpose:
The Company discloses Non-GAAP Recurring Cash Operating Profit (Loss) because this Non-GAAP measure is used by management to evaluate our business, measure its operating performance, and make strategic decisions. We believe Non-GAAP Recurring Cash Operating Profit (Loss) is useful for investors and others in understanding and evaluating our operating results in the same manner as its management. However, Non-GAAP Recurring Cash Operating Profit (Loss) is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for GAAP operating loss or any other operating performance measure calculated in accordance with GAAP. Using this Non-GAAP measure to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report a measure titled Non-GAAP Recurring Cash Operating Profit (Loss), this measure may be calculated differently from how we calculate this Non-GAAP financial measure, which reduces its overall usefulness as a comparative measure. Because of these inherent limitations, you should consider Non-GAAP Recurring Cash Operating Profit (Loss) alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Exhibit 99.1
Castellum, Inc.
Reconciliation of unaudited Non-GAAP Recurring Cash Operating Profit to Operating Loss
Three Months Ended March 31, 2024

Revenues	$11,335,053
Gross profit	4,515,421
Operating loss	(2,671,222)

Non-cash charges:
Depreciation and amortization	597,986
Stock based compensation	1,660,451
Non-recurring charges	278,424
Total non-cash charges	2,536,861

Non-GAAP Recurring Cash Operating Profit	$(134,361)

Contact:
Mark Fuller, President & CEO
info@castellumus.com
301-961-4895

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/9c429ca7-f564-40b9-b710-172b16aec1d0